Exhibit 99.1

Genesis Energy, L.P. Announces Public Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement, subject to market and other conditions, of a registered, underwritten public offering of $500,000,000 in aggregate principal amount of senior notes due 2034 (the “notes”). The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and initially will be guaranteed by all of our subsidiaries, other than our unrestricted subsidiaries. We intend to use the net proceeds from this offering (i) to purchase or redeem up to $490 million aggregate principal amount of our outstanding 7.75% senior notes due 2028 (or such lesser aggregate principal amount of such notes that could be acquired with the net cash proceeds of this offering) and (ii) for general partnership purposes, including repaying a portion of the revolving borrowings outstanding under our senior secured credit facility.

BofA Securities is leading the offering along with several joint book-running managers and co-managers. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com.

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offer of the notes is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3, previously filed with the Securities and Exchange Commission.

This press release does not constitute a notice of redemption under the indenture governing the 7.75% senior notes due 2028.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, marine transportation and onshore transportation and services. Genesis’ operations are primarily located in the Gulf Coast region of the United States and the Gulf of America.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to successfully close the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Dwayne Morley

VP – Investor Relations

(713) 860-2536